ISSI Announces First Fiscal Quarter 2011 Results

SAN JOSE, Calif., Jan 26, 2011 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2010.

Fiscal First Quarter Results and Recent Highlights:

  Reported revenue of $66.1 million, an increase of 30.8 percent over the same quarter last year;
  Achieved GAAP net income of $7.2 million, or $0.26 per share, and non-GAAP net income of $8.3 million, or $0.30 per share;
  Announced agreement to become an alternate supplier for Micron's performance enhancing RLDRAM® 3 memory products for the communications market;
  Completed the spin-off of its Giantec Semiconductor ASSP business; and
  Signed an agreement to acquire Si En Integration Holdings Limited ("Si En"), adding complementary high margin analog and mixed signal products.

Revenue in the first fiscal quarter ended December 31, 2010 was $66.1 million, a 10.2 percent decrease from $73.6 million in the September 2010 quarter and a 30.8 percent increase over $50.6 million in the December 2009 quarter.  Gross margin for the first quarter was 34.0 percent, compared to 37.8 percent in the September 2010 quarter, and 39.8 percent in the December 2009 quarter, which included a 7.7 percentage point net benefit from sales of previously reserved inventory.

GAAP net income in the first quarter of fiscal 2011 was $7.2 million, or $0.26 per diluted share, compared to GAAP net income of $11.8 million, or $0.43 per diluted share, for the September 2010 quarter and $7.2 million, or $0.28 per diluted share, in the December 2009 quarter.

First quarter 2011 non-GAAP net income, which excludes $0.9 million in stock-based compensation expense and $0.2 million in legal fees related to the acquisition of Si En, was $8.3 million, or $0.30 per diluted share. This compares to $12.6 million, or $0.46 per diluted share, for the September 2010 quarter and $7.7 million, or $0.30 per diluted share, in the December 2009 quarter.  A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

"We are pleased with our performance in the December quarter despite the end market inventory correction. We believe the relative strength of our results during the quarter demonstrates the success of our strategic focus on high quality specialty memory products in more stable market segments. Furthermore, we believe that the current inventory correction is nearly complete, and our March quarter outlook reflects normal seasonality for our business and target markets," said Scott Howarth, ISSI's President and CEO.  "On Monday, we announced an agreement to acquire Si En, which adds high margin analog and mixed signal products and provides increased revenue and profit opportunities for ISSI. The addition of these products expands our addressable market, increases our presence in China and enables us to sell a broader range of products across our combined customer base."

Business Updates

On January 24, 2011, ISSI signed an agreement to acquire Si En, a privately held fabless provider of high performance analog and mixed signal integrated circuits headquartered in Xiamen, China, for approximately $20.0 million in cash, net of cash acquired.  The acquisition is expected to close in early February and be immediately accretive to earnings per share.

The Company also announced that effective December 30, 2010 it had completed the spin-off of Giantec Semiconductor, which focuses on the ASSP business that includes EEPROM and SmartCard products. Giantec received additional direct investment, which reduced ISSI's ownership to approximately 45 percent.  As such, the revenue, expenses, and operating results of Giantec have been included in ISSI's consolidated income statement for the December 2010 quarter. Giantec recorded $6.1 million of revenue in the December 2010 quarter. In future quarters, ISSI's operating results will only reflect its proportional share of Giantec's net income or loss as a single line item below operating income on the income statement.  In addition, since the transaction closed prior to the quarter end, ISSI's consolidated balance sheet as of December 31, 2010 excludes Giantec's assets and liabilities.

March Quarter Outlook

For the March quarter, the Company expects total revenue to range between $59.0 and $64.0 million. This guidance reflects expectations of SRAM and DRAM revenue between $56.0 million and $60.0 million, which on a comparable basis totaled $60.0 million in the December 2010 quarter, excluding Giantec.  In addition, the Company expects Si En's revenue contribution will range between $3.0 and  $4.0 million for the portion of the quarter that ISSI expects to own Si En.  Gross margin for the March quarter is expected to range between 33 percent and 36 percent.  Operating expenses are expected to be from $15.0 million to $15.5 million.  The Company expects GAAP net income to be between $0.18 and $0.25 per diluted share, and non-GAAP net income, which excludes stock-based compensation and the amortization of intangibles related to the acquisition of Si En, to be between $0.22 and $0.29 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the Company's first quarter fiscal 2011 financial results. To access ISSI's conference call via telephone, dial 888-312-9841 by 1:20 p.m. Pacific Time. The participant passcode is 5165347. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP operating expenses, operating income (loss) and net income (loss) for certain periods that exclude  stock based compensation, legal fees and other expenses related to the Si En acquisition,  and amortization of intangibles related to the acquisition of Si En. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP.  Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of stock based compensation, legal fees related to the acquisition, and amortization of intangibles. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial, medical, and military.  The Company's primary products are high speed and low power SRAM and low and medium density DRAM, and with its acquisition of Si En the company also designs and markets high performance analog and mixed signal integrated circuits.  ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the inventory correction being nearly complete, March outlook reflecting normal seasonality, increased revenue and profit opportunities from the Si En acquisition, selling a broader range of products across our combined customer base, the expected closing date of the Si En transaction and such transaction being immediately accretive to earnings per share and our outlook for the March 2011 quarter with respect to revenue, SRAM and DRAM revenue, Si En revenue, gross margin, operating expenses and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2010.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	December 31,		September 30,
	2010	2009	2010

Net sales	$ 66,103	$ 50,555	$ 73,632
Cost of sales	43,638	30,434	45,762
Gross profit	22,465	20,121	27,870

Operating expenses:
Research and development	6,750	4,989	7,278
Selling, general and administrative	9,367	7,626	8,212
Total operating expenses	16,117	12,615	15,490

Operating income	6,348	7,506	12,380
Interest and other income, net	307	336	36
Gain on sale of investments	560	-	-

Income before income taxes	7,215	7,842	12,416
Provision for income taxes	1	644	191

Consolidated net income	7,214	7,198	12,225

Less: Net income attributable to
noncontrolling interests	(2)	(2)	(420)

Net income attributable to ISSI	$ 7,212	$ 7,196	$ 11,805

Basic net income per share	$ 0.27	$ 0.29	$ 0.45
Shares used in basic per share calculation	26,308	25,013	26,126

Diluted net income per share	$ 0.26	$ 0.28	$ 0.43
Shares used in diluted per share calculation	27,865	25,708	27,672

Reconciliation of GAAP to Non-GAAP Financial Measures

Net income:
On a GAAP basis	$ 7,212	$ 7,196	$ 11,805
Stock-based compensation expense	886	552	817
Legal fees related to Si En acquisition	220	-	-
On a non-GAAP basis	$ 8,318	$ 7,748	$ 12,622

Diluted net income per share:
On a GAAP basis	$ 0.26	$ 0.28	$ 0.43
Stock-based compensation expense	0.03	0.02	0.03
Legal fees related to Si En acquisition	0.01	-	-
On a non-GAAP basis	$ 0.30	$ 0.30	$ 0.46

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2010	2010
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 71,100	$ 81,665
Restricted cash	6,816	5,107
Short-term investments	3,370	4,837
Accounts receivable, net	37,591	41,148
Inventories	56,065	54,560
Other current assets	7,352	4,479

Total current assets	182,294	191,796
Property, equipment and leasehold improvements, net	26,916	28,078
Long-term investments	6,000	-
Purchased intangible assets, net	1,058	1,294
Goodwill	1,301	1,301
Other assets	11,463	11,562
Total assets	$ 229,032	$ 234,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 31,136	$ 41,586
Accrued compensation and benefits	4,596	6,406
Accrued expenses	5,513	5,930

Total current liabilities	41,245	53,922

Other long-term liabilities	2,408	2,288

Total liabilities	43,653	56,210

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	319,194	317,773
Accumulated deficit	(136,073)	(143,285)
Accumulated comprehensive loss	(59)	(2,286)

Total parent stockholders' equity	183,065	172,205

Noncontrolling interest	2,314	5,616

Total stockholders' equity	185,379	177,821
Total liabilities and stockholders' equity	$ 229,032	$ 234,031

(1) Derived from audited financial statements.

CONTACT:  John M. Cobb, Chief Financial Officer, Investor Relations of ISSI, +1-408-969-6600, ir@issi.com; or Leanne K. Sievers of Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com, for ISSI